EXHIBIT 10.(a)

     Management Incentive Compensation Plan of Florida Progress Corporation,
                               as amended to date.

                          FLORIDA PROGRESS CORPORATION

                     MANAGEMENT INCENTIVE COMPENSATION PLAN






                              Amended and Restated
                                November 16, 1995

                          FLORIDA PROGRESS CORPORATION
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
-------------------------------------------------------------------------------



Article 1. General Provisions

1.1 Purpose. The purpose of the Management Incentive Compensation Plan is to benefit the shareholders and customers of the Company by offering annual award opportunities to management for their achievement of financial and value added individual goals.

1.2 Term of the Plan. The Plan, as amended and restated, shall be effective as of January 1, 1996 (the "Effective Date"). The Plan shall remain in effect until such time as the Company's Board of Directors elects to terminate the Plan.

Article 2. Definitions

The following definitions shall be established within the Plan text, and unless the Plan text indicates otherwise, shall have the meanings set forth below:

2.1 "Base Salary Rate" shall mean the Participant's annual base salary in effect as of December 31 of each Plan Year.

2.2      "Board" shall mean the Board of Directors of Florida Progress
         Corporation.

2.3 "Chairman" shall mean the Chairman and Chief Executive Officer of the Board of Directors of Florida Progress Corporation.


2.4 "Company" shall mean the Florida Progress Corporation and its subsidiaries.

2.5 "Compensation Committee" or "Committee" shall mean the Compensation Committee of the Board.

2.6 "Disability" shall have the meaning ascribed to such term in the Participant's Company sponsored tax-qualified retirement plan, or if no such plan exists, the following definition will apply.

         Shall mean any physical or mental disability arising out of natural or accidental causes, or both, which originate subsequent to the date of this Plan which prevents the Participant from engaging in and performing all of the duties assigned to him and such Disability shall have been in existence for a period of at least six months.

2.7 "Effective Date" means the date the Plan becomes effective, as set forth in Section 1.2 herein.


                             Page 1                           November 16, 1995

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2.8      "Employee" shall mean a person who is a full-time, active employee of
         Florida Progress Corporation or a Subsidiary.

2.9 "Financial Goal(s)" shall mean the annual financial goal(s) established for the Company or Subsidiary.

2.10 "Individual Goals" shall mean the established annual performance goals and objectives for each Participant which will be used to determine the Participant's Performance Award pursuant to the Plan.

2.11 "Participant" shall mean an Employee who is actively participating in the Plan during any Plan Year.

2.12 "Performance Award" shall mean the amount of the cash award payable to a Participant based on achievement of certain preestablished performance goals during the applicable Plan Year.

2.13 "Plan" shall mean the Management Incentive Compensation Plan for the Company as described and set forth herein.

2.14 "Plan Year" shall mean a calendar year beginning on January 1 and ending on December 31.

2.15 "Pool" shall mean the total Performance Awards which are created and funded based on the achievement of Financial Goal(s) with respect to either the Company or a particular Subsidiary.

2.16 "Prorated Award" shall mean the amount of a Performance Award paid to a Participant for participating in the Plan less than the full Plan Year or change of Target Incentive, as provided in Article 9 hereof.

2.17 "Retirement" shall have the meaning ascribed to such term in the Participant's Company sponsored tax-qualified retirement plan, or if no such plan exists, under that company's retirement policy.

2.18 "Subsidiary" shall mean any operating company or other corporate entity which is affiliated with the Company and designated by the Board to be included in the Plan.

2.19 "Supervisor" shall mean the immediate supervisor of Participant to whom the latter reports on a day-to-day basis for operational and administrative direction.

2.20 "Target Incentive" shall mean the percentage of Base Salary Rate at risk by a Participant for 100% or full achievement of the applicable Financial Goal(s).


                             Page 2                           November 16, 1995

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Article 3. Administration

3.1 Compensation Committee. The Compensation Committee shall have the final authority with respect to all matters pursuant to the Plan. Based upon recommendations submitted by the Chairman, and subject to the terms of the Plan, the Compensation Committee shall have the authority to:

         (a) Review, and either accept, reject, or modify any or all of the annual Financial Goals;

         (b) Review, and either approve, reject, or modify the recommended Performance Awards designated for the Chairman and Participants who are one, two and three levels removed from the Chairman;

         (c) Subject to Article 14 hereof, revise, amend, or otherwise change in any manner, the terms, provisions, or other features of the Plan as the Compensation Committee sees fit from time to time;

         (d) Review, and either approve, reject or modify the total amount of each Pool, and achievement of Financial Goals; and

         (e) Select Participants who shall be eligible to defer a Performance Award with respect to any Plan Year, pursuant to the criteria set forth in Section 10.1 hereof.

3.2 Chairman and Chief Executive Officer. As permitted by applicable law, and subject to the terms of the Plan, the Chairman or designee of his choice, is vested with authority to manage the day-to-day activities of the Plan. The Chairman shall make recommendations to the Compensation Committee as to the establishment of Financial and Individual Goals for the Plan Year, and other administrative matters which may evolve pursuant to the Plan from time to time. Specific authorities of the Chairman shall be, subject to the approval of the Committee, to:

         (a)      Determine the eligible Employees who are designated
                  Participants;

         (b) Prepare, review and recommend to the Compensation Committee the Performance Awards for Participants who are one, two and three management levels removed from him;

         (c) Review and recommend to the Compensation Committee the total expenditures for all Performance Awards according to each Subsidiary, and achievement of Financial Goals; and


                             Page 3                           November 16, 1995

         (d) Designate, at his discretion, an executive to administer the Plan within the Company or any of its Subsidiaries.

Article 4. Eligibility and Participation

4.1 Eligibility. Eligibility for participation in the Plan will be limited to those Employees who as members of management have responsibility for decision-making and actions which significantly influence the Company's annual performance. The nomination of Participants will be left to the discretion of the President of each Subsidiary with the approval of the Chairman.

4.2 No Right of Employment. Nothing in the Plan shall imply any right of an Employee to continue in the employ of the Company, or shall interfere with the right of the Company to terminate such Employee's employment at any time.

Article 5. Performance Measurement Period

The Plan measures and rewards performance achieved by the Company over the course of the Plan Year.

Article 6. Performance Criteria

6.1 Financial Goals. The Plan's performance criteria for funding Performance Awards shall be established each Plan Year consistent with the Company's annual Financial Goal(s) and objectives.

6.2 Weighting of Financial Goals. Each Financial Goal established with respect to Florida Progress Corporation and each Subsidiary shall be weighted to reflect its relative importance in determining the size of the Pool. The weighting of the Financial Goals by organizational entity shall be as set forth below:

         Organizational Entity                   Weighting of Financial Goals
         Florida Progress Corporation            75% Florida Power
                                                 25% Diversified Consolidated *

         Subsidiary Companies                   100% Subsidiary Company

         *  Prescribed percentages of Subsidiary goals.

Article 7. Determination of Individual Performance Awards

7.1 Size of Individual Performance Awards. The size of individual Performance Awards shall be based upon the assessment of the Participant's achievement of Individual Goals during the Plan Year. All Performance Awards are distributed from available funds in the applicable Pool(s).


                            Page 4                           November 16, 1995

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7.2      Target Award Opportunities. Each Participant will be assigned a Target
         Incentive as determined by management to be commensurate with the responsibility and impact of their position on the Strategic, Annual Profit Plan, and Operations Goals of the Company.

         The range of Participant Target Incentives, as determined by the Committee, shall be from 10% up to 50% of the Participant's Base Salary Rate.

7.3 Performance Award Pool. A Pool shall be established separately with respect to the Company and each Subsidiary, and funds are not transferrable between Pools. The amount of each Pool shall be determined based on the level of achievement of the applicable Financial Goal. As set forth below, at 100% achievement, the amount of the Pool shall equal the TOTAL of the Participant Target Incentives; at the Threshold achievement level, the amount of the Pool shall be 50% of the TOTAL; and at the Maximum achievement level, the amount of the Pool shall be equal to 150% of the TOTAL. Results between achievement levels shall produce interpolated funding levels.



                                             Financial Goal Achievement
                        --------------------------------------------------------------
                         Threshold                  Target                    Maximum
                        --------------------------------------------------------------


   % of Target
   Incentive                  50%                     100%                      150%



7.4 Development of Individual Goals. During the first quarter of each Plan Year, all Participants will develop Individual Goals which set forth annual goals and objectives of the Participant. The Individual Goals are to be developed as the result of discussions between the Participant and Supervisor. These Individual Goals may be either quantitative or qualitative and should be consistent with the Company or Subsidiary, Strategic, Annual Profit Plan or Operations Goals for the Plan Year.

7.5 Measurement Against the Individual Performance Plan. Following the last quarter of the Plan Year, management will assess the performance and recommend a Performance Award based upon the achievement of each Participant.

7.6 Funds Not Allocated As Performance Awards. Any funds which are not allocated to Participants shall be returned to the Company's operating profits for the applicable Plan Year.


                             Page 5                           November 16, 1995

Article 8. Timing and Payment of Awards

8.1 Timing of Award Payments. Subject to deferrals made pursuant to Articles 10 and 11 hereof, Participants in the Plan will receive their Performance Awards, if any, as soon as practical after the completion of the Plan Year.

8.2 Awards Payable in Cash. All Performance Awards payable under the Plan shall be paid in cash. All Performance Awards shall be subject to the Company's obligation to withhold the required amount of any Social Security, federal, state, or local taxes attributed to any amounts payable pursuant to the Plan.

Article 9. Limited Participation and Change in Target Incentive during Plan Year

9.1 Partial Plan Year Eligibility. Subject to Section 9.2 hereof, a Participant must be an Employee of the Company or a Subsidiary as of the last day of the Plan Year in order to be eligible to receive any Performance Award pursuant to the Plan. In the event that an Employee is a Participant in the Plan for less than a full Plan Year, the following provisions shall apply:

         (a) An Employee who becomes eligible for participation in the Plan due to initial employment, transfer, or promotion during the Plan Year will be eligible to receive a Prorated Award based upon the Participant's Target Incentive at the time of induction. In no event, however, will Prorated Awards be made for any employment period of time less than three months participation during the Plan Year by the Participant.

         (b) The size of the Prorated Award payable pursuant to Section 9.1(a) hereof shall be determined by multiplying the Performance Award which would have been earned by the Participant for a full Plan Year's participation by the fraction that reflects the number of months of active service during the Plan Year, as follows:

         Prorated          =           Annual        x        Number of Months of Active
          Award                     Performance                Service During Plan Year
                                       Award                   ------------------------
                                                                           12


9.2 Termination of Employment Due to Retirement, Disability or Death. A Plan Participant who is not an Employee on the last day of the Plan Year as a direct result of Retirement, Disability, or death (in which case the rights would pass to the Participant's beneficiary), will be eligible to receive a Prorated Award. The Prorated Award will be determined by multiplying the Performance Award which would have been earned by the Participant for a full year's participation by the fraction that reflects the number of months of active service during the Plan Year, as set forth below:


         Prorated          =           Annual        x        Number of Months of Active
          Award                     Performance                Service During Plan Year
                                       Award                   ------------------------
                                                                           12


                             Page 6                           November 16, 1995
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9.3      Proration of Target Incentives.  In the event a Participant's Target
         Incentive changes during the Plan Year, the Performance Award shall be determined as follows:




Former  x   Former    x  # of   +  New    x   New       x   # of
Base        Target       Months    Base       Target        Months
Salary      Incentive    ------    Salary     Incentive     ------
Rate                       12      Rate                       12




Article 10. Deferral Opportunity

10.1 Eligibility. The Committee, in its discretion, may permit any eligible Participant to defer all or a portion of his or her Performance Award which may become payable under the terms of the Plan for any Plan Year. It is the intent of the Company to extend eligibility to defer receipt of Performance Awards only to those individuals who are deemed to comprise a select group of management or highly compensated employees such that the Plan will qualify for treatment as a "top hat" plan under the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor act thereto.

         In the event a Participant no longer meets the eligibility requirements for making deferrals of a Performance Award under the Plan, as determined by the Committee, such Participant shall become ineligible to make further deferrals, retaining all the rights described in Articles 10 and 11 hereof, except the right to make any further deferrals, until such time that the Participant again becomes eligible to make deferrals.

10.2 Participation. The Committee shall, in its discretion, determine the Participants who are eligible to make deferrals for any Plan Year pursuant to this Article 10 based on the criteria set forth in this
         Section 10.1. Participants who are deemed eligible to defer a Performance Award for any Plan Year shall be so notified in writing.

10.3 Mandatory Deferral of Awards. The Company shall defer paying any Performance Award, including a Performance Award previously deferred by a Participant, to the extent it would otherwise be disallowable as a deduction under Section 162(m) of the Internal Revenue Code, as may be amended from time to time, until such time as the payment will be allowed as a deduction. Such deferral shall be subject to all of the terms and provisions set forth in Articles 10 and 11 hereof, except to the extent that any such terms or provisions are inconsistent with this
         Section 10.3, as determined by the Committee. In determining the extent that such payment would be disallowable, all other remuneration to a Participant shall first be taken into account for purposes of the limit imposed by Section 162(m).


                             Page 7                           November 16, 1995

10.4 No Right to Defer. No Participant shall have the right to be selected to defer a Performance Award under this Article 10 nor, having been so selected for any given Plan Year, to be selected for any other Plan Year.

10.5 Amount Which May Be Deferred. An eligible Participant may elect to defer up to one hundred percent (100%) of his or her Performance Award payable for any Plan Year. An election to defer a Performance Award for any Plan Year shall be expressed by each Participant in increments of ten percent (10%) of the Performance Award which may become payable under the Plan.

10.6 Deferral Election. Eligible Participants shall make their elections to defer the Performance Awards which may become payable under the Plan for a given Plan Year prior to the beginning of that Plan Year, or such earlier date as may be specified by the Committee. All deferral elections shall be irrevocable, and shall be made on a "Performance Award Deferral Election Form," as described herein.

         Eligible Participants shall make the following irrevocable elections on each "Performance Award Deferral Election Form":

         (a) The percentage amount of the Performance Award to be deferred for the Plan Year;

         (b)      The length of the deferral period, pursuant to the terms of
                  Section 10.7 herein; and

         (c) The form of payment to be made to the Participant upon Retirement, pursuant to the terms of Section 10.8 herein.

10.7 Length of Deferral. The deferral period elected by each Participant for any Plan Year shall be either (a) until the Participant's Retirement; or (b) for a period at least equal to one (1) year following the end of the Plan Year in which the Performance Award is earned and no greater than ten (10) years following such date; provided, however, that each Participant may have only one (1) deferral period under this Section 10.7(b) outstanding at any one time. Notwithstanding the foregoing, no deferral period selected pursuant to Section 10.7(b) may extend beyond a Participant's Retirement.

         Notwithstanding the deferral periods elected by a Participant, payment of deferred amounts and accumulated interest thereon shall be made to the Participant in a single lump sum in the event the Participant's employment with the Company terminates for any reason other than Retirement at a time prior to full payment of deferred amounts and interest thereon. Such payment following employment termination shall be made in cash as soon as practicable following the termination of the Participant's employment.


                             Page 8                           November 16, 1995

10.8 Payment of Deferred Amounts. Amounts, together with interest earned thereon, which are deferred to a date which occurs prior to a Participant's Retirement shall be paid, in cash, in one lump sum as soon as practicable following such date. With respect to amounts deferred until Retirement, Participants shall be entitled to elect to receive payment of such deferred amounts, together with earnings thereon, in cash, commencing upon the effective date of their Retirement, in a single lump-sum or in installments.

         (a) Lump-Sum Payment. Such payment shall be made in cash as soon as practicable following the Participant's Retirement.

         (b) Installment Payments. Participants may elect payment of deferred amounts in installments, with a minimum of two (2) installments and a maximum of ten (10) installments. The initial payment shall be made, in cash, as soon as practicable following the effective date of the Participant's Retirement. The remaining installment payments shall be made, in cash, during the first quarter of each Plan Year thereafter, until the Participant's entire deferred compensation account has been paid.

                  The amount of each installment payment shall be equal to the balance remaining in the Participant's deferred compensation account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installment payments remaining.

10.9 Financial Hardship. The Committee shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, "severe financial hardship." In such event, the Committee may, in its sole discretion:

         (a) Authorize the cessation of deferrals by such Participant under the Plan; or

         (b) Provide that all, or a portion, of the amount previously deferred by the Participant shall immediately be paid in a lump-sum cash payment; or

         (c) Provide that all, or a portion, of the installments payable over a period of time shall immediately be paid in a lump-sum cash payment; or

         (d) Provide for such other installment payment schedule as deemed appropriate by the Committee under the circumstances.

         For purposes of this Section 10.9, "severe financial hardship" shall mean any financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment may not be made to the extent such

                             Page 9                           November 16, 1995
         emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and (iii) by cessation of deferrals under the Plan.

         Withdrawals of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship. Examples of what are not considered to be severe financial hardships include the need to send a Participant's child to college or the desire to purchase a home. The Participant's account will be credited with interest in accordance with the Plan up to the date of distribution.

         The severity of the financial hardship shall be judged by the Committee. The Committee's decision with respect to the severity of financial hardship and the manner in which, if at all, the Participant's future deferral opportunities shall be ceased, and/or the manner in which, if at all the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal.

Article 11. Participant's Accounts

11.1 Participants' Accounts. The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant under Article 10 herein. Each account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant.

11.2 Interest on Deferred Amounts. Amounts deferred under Article 10 shall accrue interest as established by the Corporation based on the investment return of the Stable Value Fund of the Florida Progress Savings Incentive Plan. Each Participant's deferred compensation account shall be credited on the last day of each calendar quarter, with interest computed on the beginning quarterly balance in the account. Interest on deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying deferred amounts.

11.3 Charges Against Accounts. There shall be charged against each Participant's deferred compensation account any payments made to the Participant or to his or her beneficiary.

Article 12. Designation of Beneficiary.

Each Participant shall designate a beneficiary or beneficiaries who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Committee. Each designation shall be effective as of the date delivered to the Vice President-Human Resources of the Company by the Participant.

                            Page 10                           November 16, 1995

Participants may change their designations of beneficiary on such form as prescribed by the Vice President - Human Resources of Florida Power Corporation. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the Vice President - Human Resources of Florida Power Corporation prior to the Participant's death.

In the event that all the beneficiaries named by a Participant pursuant to this
Article 12 predecease the Participant, the amounts that would have been paid to the Participant or the Participant's beneficiaries shall be paid to the Participant's estate. In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.

Article 13. Forfeiture

13.1 Forfeiture of Participation. Participants in the Plan are expected to provide vision and leadership in the strategic management of the Company, exhibit the corporate philosophies and maintain trusteeship of corporate culture. Significant activity which, by its nature, impedes the achievement of Company goals or damages the reputation of the Company, shall result in the immediate forfeiture of participation, as determined by the Committee in its sole discretion.

13.2 Forfeiture of Payment. As a condition of receiving benefits under this Plan, a Participant shall not, directly or indirectly, after the termination of his or her employment with the Company:

          (a) use or disclose any financial or business information of the Company obtained by the Participant during the course of his or her employment, other than information that has been previously made available to the public through normal, authorized business channels, in a manner that would be prejudicial to the interests of the Company. Notwithstanding the preceding requirements of this subsection (a), a Participant may disclose information if required by legal process or if the disclosure is protected by the Florida Whistle-blower's Act of 1986, or any similar applicable federal or state statute; or

         (b) render any services of an advisory nature or become employed by or participate or engage in any business in competition with the Company, without the prior written consent of his or her employer. A Participant shall be considered as engaging in a business if he or she is a shareholder or other owner, or partner, director, officer, or employee of, or consultant to, the business; provided, that a Participant shall not be prohibited from owning securities of a competitor if (1) the securities owned constitute less than 2% of the competitor's total outstanding

                           Page 11                           November 16, 1995
                  securities of the same class and (2) the Participant does not have the power to control, direct or substantially influence the competitor's management or policies.

Article 14. Amendment and Termination

The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate the Plan entirely; provided, however, that no such modification, amendment, suspension or termination may, without the consent of a Participant (or beneficiary, as applicable), materially and adversely affect the right of a Participant (or beneficiary, as applicable) to a payment or distribution hereunder with respect to an outstanding Performance Award or previously deferred amounts.

Article 15. Miscellaneous

15.1 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.2 Costs of the Plan. All costs of administering the Plan shall be borne by the Company out of the Company's general assets. Although not prohibited from doing so, the Company is not required, in any way, to segregate assets in any manner or to specifically fund any benefits provided under this Plan.

15.3 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants accounts when due. Payment of account balances shall be made out of the general funds of the Company.

15.4 Unsecured Interest. No Participant or party claiming an interest in deferred amounts under a Participant shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

         The Company may establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the payment of deferred amounts. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's general creditors. To the extent any deferred amounts or contributions under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such deferred amounts shall remain the obligation of, and shall be paid by, the Company.


                            Page 12                           November 16, 1995

Article 16. Choice of Law

The validity, interpretation, and administration of the Plan and the rights of any and all persons having or claiming to have an interest therein, shall be determined exclusively in accordance with the laws of the State of Florida.


\1micp\micpdoc.95

                            Page 13                           November 16, 1995